UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2011

WUHAN GENERAL GROUP (CHINA), INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-34125 (Commission file number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (86) 27-5970-0069

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in Wuhan General Group (China), Inc.’s (the “Company”) Schedule 14A Proxy Statement filed by the Company on December 12, 2011, David K. Karnes, an independent director and a member of the Company’s Audit Committee and Compensation Committee, decided not to stand for re-election as a member of the Board of Directors (the “Board”) of the Company at the Company’s annual meeting on December 28, 2011 (the “Annual Meeting”). As a result, commencing on December 28, 2011 and extending until such time that the Company identifies a qualified candidate to fill Mr. Karnes’s seat on the Board and each of the committees on which he served, the Company will not be in compliance with the Nasdaq Stock Market’s (“Nasdaq”) independent director and audit committee requirements.  Under Nasdaq Listing Rule 5605, the board of directors must be comprised of a majority of independent directors and the audit committee must be comprised of at least three independent directors. As of the Annual Meeting, the Board will be comprised of six directors, three of whom are independent under the Nasdaq Listing Rules.

On December 29, 2011, the Company received a letter from Nasdaq indicating that, effective as of December 28, 2011, the Company would no longer be in compliance with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605. Pursuant to Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4)(A), the Company is given a cure period during which it is required to regain compliance with these listing rules. Under the listing rules, the Company has until the earlier of the Company’s next annual stockholders’ meeting or December 28, 2012. If the Company’s next annual stockholders’ meeting is held before June 25, 2012, then the Company will be required to evidence compliance by June 25, 2012.

The Company’s Board has already begun the process of identifying a qualified independent director candidate to fill Mr. Karnes’s seat on the Board and each of the committees on which he served.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2012	Wuhan General Group (China), Inc.

	By:	/s/ Philip Lo
Name: Philip Lo
Title: Chief Financial Officer